                               CONTRACT SCHEDULE

OWNER: [John Doe]                    SEX: [M]  AGE AT ISSUE:[50]
JOINT OWNER: [Jane Doe]              SEX: [F]  AGE AT ISSUE:[50]
ANNUITANT: [John Doe]                SEX: [M]  AGE AT ISSUE:[50]
CONTRACT NUMBER:[12345678]                     ISSUE DATE:[February 15, 2001]
PLAN TYPE: [Non-Qualified]                     MATURITY DATE:[May 1, 2040]

PRODUCT CLASS:          First MetLife Investors Variable Annuity Class S with
                        L-Share Option

PURCHASE PAYMENT:       [$100,000.00]

PURCHASE PAYMENTS:
                        While the Guaranteed Withdrawal Benefit Rider (GWB) is in force on your Contract, we will reject any Purchase
                        Payments made after the GWB Purchase Payment Period except as follows: We will not reject a Purchase Payment when either of the following conditions apply to your
                        Contract: (a) your Account Value is below the Minimum
                        Account Value, shown on the Contract Schedule or (b) the GWB Rider Charge is greater than your Account Value.

MINIMUM SUBSEQUENT
PURCHASE PAYMENT:       [$500.00] for both Non-Qualified and Qualified, unless
                        you have elected an automatic sweep program. However,
                        for IRAs, SEPs, SIMPLE IRAs and Roth IRAs, in order to
                        avoid cancellation of the Contract, we will accept a
                        Purchase Payment of at least [$50] once in every 24
                        month period. We will also accept subsequent Purchase
                        Payments as required under applicable law and federal
                        tax law.

MAXIMUM TOTAL
PURCHASE PAYMENTS:      [$1,000,000], without our prior approval.

MINIMUM ACCOUNT VALUE:  $2,000

BENEFICIARY:            As designated by you as of the Issue Date unless changed
                        in accordance with the Contract provisions.

PRODUCT CHARGES:

SEPARATE ACCOUNT:       We assess certain daily charges equal on an annual basis
                        to the percentages set out below of the average daily
                        net asset value of each Subaccount of the Separate
                        Account:

                        Mortality and Expense Charge:  1.60% for the first 4
                                                       Contrasct Years declining
                                                       to 0.90% starting in
                                                       Contract Year 5.

                        Administration Charge: [0.25%]

                        [Death Benefit Rider Charge: [0.20%]]

ACCOUNT FEE:            The Account Fee is [$30.00] each Contract Year. During
                        the Accumulation Period, on the Contract Anniversary the
                        full Account Fee is deducted from each applicable
                        Subaccount in the ratio that the Account Value in the
                        Subaccount bears to the total Account Value in the
                        Separate Account. On the Annuity Calculation Date, a
                        pro-rata portion of the Account Fee will be deducted
                        from the Account Value as described above. However, if
                        your Account Value on the last day of the Contract Year
                        or on the Annuity Calculation Date is at least
                        [$50,000], then no Account Fee is deducted. If during
                        the Accumulation Period, a total withdrawal is made, the
                        full Account Fee will be deducted at the time of the
                        total withdrawal. During the Annuity Period the Account
                        Fee will be deducted regardless of the size of your
                        Contract and it will be deducted pro-rata from each
                        Annuity Payment.

FMLI-GWB (4/13)-SL

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SEPARATE ACCOUNT: First MetLife Investors Variable Annuity Account One

ALLOCATION REQUIREMENTS:

1. Currently, you can select from any of the Subaccounts. However, we may limit this in the future. However, If the GWB Rider is in force you can only make allocations to the GWB Rider Subaccounts.

2. Allocations must be in whole numbers. Each allocation must be at least [$500]. Allocations made pursuant to Pre-scheduled Transfer programs are not subject to this limitation. The current approved Pre-scheduled Transfer programs are Rebalancing program, Asset Allocation program and Dollar Cost Averaging program.

TRANSFER REQUIREMENTS:

NUMBER PERMITTED: The maximum number of transfers per Contract Year shall be [12] (excluding transfers resulting from our Pre-scheduled Transfer programs). We reserve the right to waive from time to time this transfer limitation.

Subject to the Allocation Rules, during the Accumulation Period you may make transfers into the Subaccounts, subject to the maximum number of transfers per Contract Year as stated above. If the GWB Rider is in force you may only make transfers between the GWB Rider Subaccounts.

During the Annuity Period, you cannot make transfers from the General Account to the Subaccounts.

TRANSFER FEE: In the event that [12] transfers are made in a Contract Year, (excluding those related to our Pre-scheduled Transfer programs) we will deduct a Transfer Fee of [$25] for each additional transfer in such Contract Year. The Transfer Fee will be deducted from the Subaccount or Fixed Account from which the transfer is made. However, if the entire interest in an account is being transferred, the Transfer Fee will be deducted from the amount which is transferred. We reserve the right to waive from time to time, the Transfer Fee.

TRANSFER AND ALLOCATION LIMITS:

If the GWB Rider is terminated under the Termination of Rider provision and is no longer in force, no transfers or allocations may be made to the GWB Rider Subaccounts, as applicable. You will have access to the other Subaccounts currently available.

WITHDRAWALS:

WITHDRAWAL CHARGE: A Withdrawal Charge is assessed against Purchase Payments withdrawn. The Withdrawal Charge is calculated at the time of each withdrawal. Each Purchase Payment is tracked from the date of its receipt. Amounts will be withdrawn from your Contract in the following order:

1. Earnings in the Contract (Earnings are equal to your Account Value less Purchase Payments not withdrawn); and then

2. The Free Withdrawal Amount described below, if any; then

3. Purchase Payments not previously withdrawn, in the order such Purchase Payments were made: the oldest Purchase Payment first, the next Purchase Payment second, etc. until all Purchase Payments have been withdrawn (First-in-First-out (FIFO) basis).

  Withdrawal Charges are determined in accordance with the following schedule:

                              WITHDRAWAL CHARGES

NUMBER OF COMPLETE YEARS FROM
RECEIPT OF PURCHASE PAYMENT    % CHARGE
-----------------------------  --------
   0                              7
   1                              6
   2                              6
   3                              5
   4 and thereafter               0

FREE WITHDRAWAL AMOUNT: Each Contract Year after the first, you can make a withdrawal of a portion of your Account Value free from any Withdrawal Charge. The Free Withdrawal Amount each Contract Year is equal to [10%] of total Purchase Payments, less the total Free Withdrawal Amount previously withdrawn in the same Contract Year. This right is non-cumulative.

MINIMUM PARTIAL WITHDRAWAL: [$500], or your entire interest in the Subaccount

MINIMUM WITHDRAWAL VALUE WHICH MUST REMAIN IN THE CONTRACT AFTER A PARTIAL
WITHDRAWAL: [$2,000]

FMLI-GWB (4/13)-SL

ANNUITY REQUIREMENTS:

1. [The Annuity Date must be the first day of a calendar month. Unless otherwise designated by you, the Annuity Date will be no later than the Maturity Date. The Maturity Date is the first day of the calendar month following the Annuitant's 90th birthday or ten (10) years from the Issue Date.]

2. For Variable Annuity Payments, the Variable Annuity Tables are based on the Annuity 2000 Mortality Table with 7-year age setback and an Assumed Investment Return (AIR) of 3.00%.

3. For Fixed Annuity Payments, the Fixed Annuity Tables are based on the Annuity 2000 Mortality Table with 7-year setback with interest at 3%.

[INITIAL EDCA PERIOD:  12 months EDCA rate applicable to deposits made at the beginning of the Initial EDCA period: [4.00%]

INITIAL EDCA PERIOD:   6 months EDCA rate applicable to deposits made at the
                       beginning of the Initial EDCA period: [8.00%]

INITIAL EDCA PERIOD:   3 months EDCA rate applicable to deposits made at the
                       beginning of the Initial EDCA period: [9.00%]]

ANNUITY SERVICE OFFICE:
First MetLife Investors Insurance Company
[P.O. Box 10366
Des Moines, Iowa 50306-0366]
[(800) 343-8496]

FMLI-GWB (4/13)-SL

ENDORSEMENTS AND RIDERS ATTACHED TO THIS CONTRACT:

[Enhanced Dollar Cost Averaging Rider
Three Month Market Entry Rider
Guaranteed Withdrawal Benefit Rider
Guaranteed Withdrawal Benefit Payment Enhancement Rider
Death Benefit Rider - Annual Step-up
Death Benefit Rider - Principal Protection
Waiver of Withdrawal Charge for Nursing Home or Hospital Confinement Rider Waiver of Withdrawal Charge for Terminal Illness Rider
Individual Retirement Annuity Endorsement
Roth Individual Retirement Annuity Endorsement
SIMPLE IRA Endorsement
401 Plan Endorsement
Unisex Annuity Rates Rider
Spousal Continuation Endorsement
Qualified Distribution Program Endorsement
Non-Qualified Annuity Endorsement]

FMLI-GWB (4/13)-SL